Spōk Holdings, Inc. and Subsidiaries
Legal Entity Chart



P
Spōk Holdings, Inc.
ARCH Wireless, INC.
H
Spōk Inc.
Spōk Middle East, Inc. (DE Entity) O
Spōk Aus Pty Ltd (Australian Corp) IO
Spōk Canada
IO
Paging Network Canadian Holdings, Inc.
H
10%
Madison Telecommunications Holdings, Inc. (Canadian)
CO
Paging Network of Canada, Inc. (Canadian)
CO
P – Parent Company
H – Holding Company
O – Operating Company
CO – Canadian Operating Company
AO – APAC Operating Company
IO – International Operating Company